QEP RESOURCES REPORTS FIRST QUARTER 2018 FINANCIAL AND OPERATING RESULTS

DENVER — April 25, 2018 — QEP Resources, Inc. (NYSE:QEP) (QEP or the Company) today reported first quarter 2018 financial and operating results.

▪	Delivered record net oil equivalent production in the Permian Basin of 30.9 Mboed, including record oil production of 24.0 Mbod

▪	Reported net gas equivalent production of 286.0 MMcfed in Haynesville/Cotton Valley, a 110% year-over-year increase

▪
Increased 2018 production guidance and forecasted capital expenditures to reflect an accelerated well delivery cadence in the Permian Basin resulting from significant improvements in drilling and completion efficiency

▪	Opened data rooms for the divestiture of the Company’s Williston and Uinta basin assets

▪	Commenced execution of an authorized $1.25 billion share repurchase program

"During the first quarter we delivered strong production growth in the Permian Basin, driven by the continued success of our "tank-style" completions and operational efficiency gains in both drilling and completion activities," commented Chuck Stanley, Chairman, President and CEO of QEP. "We accelerated the well delivery cadence in the Permian through faster drill times and a step-change in the number of frac stages completed each month by each of our two completion crews. As a direct result of these efficiencies, we were able to put 31 net wells on production during the quarter in the Permian Basin, compared to our original plan of 18 net wells. We now expect to complete and put on production nine more net wells than originally forecasted during 2018, resulting in an increase in Permian oil volumes and an associated increase in capital expenditures."

"As we continue to focus on balancing capital investments and cash flow, we have reduced capital allocated to our Williston Basin and Haynesville/Cotton Valley assets for the remainder of 2018 to support additional investment in the Permian Basin. We have delineated and refined our tank-style completion methodology over the past year and are now in full development mode on our Permian assets, giving us confidence in our ability to deliver the results set forth in our revised guidance."

"We also made great progress on our strategic and financial initiatives (Strategic Initiatives) announced in February, which will result in QEP becoming a pure-play Permian Basin company. Data rooms for the Williston and Uinta basin assets are open and we expect to have these asset sales completed during the second half of 2018. We also began executing our share repurchase program by opportunistically repurchasing over 6.2 million shares of common stock in March," concluded Stanley.

The Company has posted to its website www.qepres.com a presentation that supplements the information provided in this release.

QEP First Quarter 2018 Financial Results

The Company reported a net loss of $53.6 million, or $0.22 per diluted share, for the first quarter 2018 compared with net income of $76.9 million, or $0.32 per diluted share, for the first quarter 2017.

Net income or loss includes non-cash gains and losses associated with the change in the fair value of derivative instruments, gains and losses from asset sales, asset impairments and certain other items. Excluding these items, the Company’s first quarter 2018 Adjusted Net Loss (a non-GAAP measure) was $47.9 million, or $0.20 per diluted share, compared with Adjusted Net Loss of $34.5 million, or $0.14 per diluted share, for the first quarter 2017.

Adjusted EBITDA (a non-GAAP measure) for the first quarter 2018 was $171.9 million compared with $170.7 million for the first quarter 2017, primarily due to an increase in average realized prices and an increase in oil equivalent production in the Permian Basin and Haynesville/Cotton Valley, which were partially offset by the loss of Adjusted EBITDA from the Pinedale Divestiture, which closed in September 2017, and increases in general and administrative and lease operating expenses.

The definitions and reconciliations of Adjusted Net Income (Loss) and Adjusted EBITDA to net income (loss) are provided within Non-GAAP Measures at the end of this release.

Production

Oil equivalent production was 11.7 MMboe for the first quarter 2018 compared with 13.1 MMboe for the first quarter 2017, an 11% decrease. Oil and condensate production increased 6%, while natural gas and NGL production decreased 17% and 33%, respectively. First quarter 2018 equivalent production was positively impacted by increased drilling and completion activity in the Permian Basin and Haynesville/Cotton Valley. The increase was offset by lower production resulting from decreased drilling activity in the Williston Basin and the loss of 3.5 MMboe of production in Pinedale as a result of the Pinedale Divestiture.

Operating Expenses

During the first quarter 2018, lease operating expense (LOE) was $72.5 million, or $6.18 per Boe, an increase of 17% compared with the first quarter 2017, primarily due to the loss of lower LOE cost per Boe production in Pinedale as a result of the Pinedale Divestiture. Excluding the Pinedale Divestiture, LOE per Boe was down 2% in the quarter, primarily due to a decrease in the Permian Basin, which was driven by lower LOE cost per Boe production from recent horizontal well completions offsetting higher LOE cost per Boe production associated with low volume vertical wells obtained in the 2017 Permian Basin acquisition.

During the first quarter 2018, Adjusted transportation and processing (T&P) costs (a non-GAAP measure) were $46.7 million, or $3.98 per Boe, a decrease of 26% compared with the first quarter 2017, primarily due to the loss of higher per Boe T&P cost production in Pinedale as a result of the Pinedale Divestiture. Excluding the Pinedale Divestiture, Adjusted transportation and processing costs per Boe were down 28% in the quarter, primarily due to decreased T&P costs per Boe in the Haynesville/Cotton Valley, driven by an increase in production that increased utilization of the Company's firm transportation commitments on interstate pipelines. The definition and reconciliation of Adjusted transportation and processing costs to the transportation and processing costs presented in QEP's statement of operations are provided within Non-GAAP Measures at the end of this release.

During the first quarter 2018, production and property taxes were $28.9 million, or $2.47 per Boe, an increase of 11% compared with the first quarter 2017. The increase in production and property taxes was primarily due to an overall increase in average field-level oil equivalent prices in the Permian Basin and an increase in production volumes in Haynesville/Cotton Valley during the first quarter 2018. The increase was partially offset by the Pinedale Divestiture.

During the first quarter 2018, general and administrative expense was $60.1 million, or $5.13 per Boe, an increase of 79% compared with the first quarter 2017. The increase in the first quarter 2018 was primarily due to an increase in termination benefits and severance expenses associated with our Strategic Initiatives. In addition to these restructuring costs, QEP recognized an increase in share-based compensation and changes in the mark-to-market value of the Deferred Compensation Wrap Plan, an increase in outside services, an increase in labor, benefits and employee expenses and an increase in legal expenses.

Capital Investment

Capital investment, excluding property acquisitions, was $418.8 million (on an accrual basis) for the first quarter 2018, compared with $214.3 million for the first quarter 2017. Approximately $400.2 million of the capital expenditures was related to the drilling, completion and equipping of wells and $17.9 million was related to infrastructure investment. The increase in capital expenditures was primarily related to increased drilling and completion activity in the Permian Basin and Haynesville/Cotton Valley and significant improvements in drilling and completion efficiency primarily in the Permian Basin, which have accelerated the well delivery schedule for 2018.

During the first quarter 2018, QEP acquired various oil and gas properties, which primarily included proved and unproved leasehold acreage in the Permian Basin, for an aggregate purchase price of $36.2 million, subject to customary post-closing adjustments. Of the $36.2 million, $35.7 million was related to acquisitions of additional oil and gas interests in certain properties in the 2017 acquisition of oil and gas properties in the Permian Basin (the 2017 Permian Basin Acquisition) on substantially the same terms and conditions as the 2017 Permian Basin Acquisition.

Share Repurchase

During March 2018, the Company repurchased and retired 5,621,540 shares at a weighted average price of $9.37 per share, for $52.8 million. Additionally, the Company entered into trades to repurchase an additional 592,310 shares at a weighted average price of $9.37 per share, for $5.6 million in late March 2018. The shares purchased in late March 2018 were settled and retired in April 2018.

Asset Divestitures

QEP closed on the sale of several non-core assets for total proceeds of approximately $33.3 million during the first quarter 2018. In addition, in April 2018, the Company has provided data for potential buyers to evaluate for the divestiture of the Company's Williston and Uinta Basin assets.

Liquidity

As of March 31, 2018, QEP had $385.0 million of borrowings outstanding and $1.0 million in letters of credit outstanding under its revolving credit facility. The Company estimates, that as of March 31, 2018, it could incur additional indebtedness of approximately $315.0 million and be in compliance with the covenants contained in its revolving credit facility.

2018 Strategic Initiatives

In February 2018, QEP’s Board of Directors unanimously approved certain Strategic Initiatives, summarized below, to transition the Company to a pure-play Permian Basin company and to address the significant discount to net asset value reflected in the Company's share price.

▪	Divest of the Company’s Williston and Uinta basin assets

▪	Market remaining non-Permian assets, including the Haynesville/Cotton Valley, in the second half of 2018

▪
Use proceeds from asset sales to fund Permian Basin development program until the program reaches operating cash flow neutrality in 2019, reduce debt and return cash to shareholders through share repurchases

▪	Authorized a $1.25 billion share repurchase program(1)
____________________________

(1)	Subject to available liquidity, market conditions and proceeds from asset sales.

Updated 2018 Guidance

The Company’s updated guidance assumes no additional property acquisitions or divestitures, other than those executed in the first quarter 2018, and assumes that QEP will elect to reject ethane from its produced gas for the entire year where QEP has the right to make such an election, except in the Permian Basin where processing economics support ethane recovery.

QEP's updated full year 2018 guidance is detailed below.

Rig Count

▪	Permian Basin (average of four and one-half rigs) - expected to drop to four rigs in May 2018 for balance of year

▪	Williston Basin (average of one-quarter rig) - rig released on April 9, 2018

▪	Haynesville/Cotton Valley (average of one-half rig) - rig expected to be released mid-May 2018

Wells Put on Production:

▪	Company: approximately 120 net operated wells

▪	Permian Basin: approximately 104 net operated wells

Refracs:

▪	Approximately 28 net refracs between the Williston Basin and Haynesville/Cotton

Slide 7 in the April 2018 Investor Presentation provides additional details on QEP's 2018 Guidance.

2018 Guidance
	2018	2018
	Previous Forecast	Current Forecast
Oil & condensate production (MMbbl)	21.0 - 22.5	21.5 - 23.0
Gas production (Bcf)	132.0 - 143.0	135.0 - 145.0
NGL production (MMbbl)	4.7 - 5.2	4.25 - 4.75
Total oil equivalent production (MMboe)	47.7 - 51.5	48.3 - 51.9

Lease operating and transportation expense (per Boe)(1)	$9.00 - $10.00	$9.00 - $10.00
Depletion, depreciation and amortization (per Boe)	$17.50 - $18.50	$17.00 - $18.00
Production and property taxes (% of field-level revenue)	8.5%	8.5%
(in millions)
General and administrative expense(2)	$185 - $205	$195 - $215

Capital investment (excluding property acquisitions)
Drilling, Completion and Equip(3)	$965 - $1,065	$1,000 - $1,100
Infrastructure	$50	$60
Corporate	$10	$10
Total capital investment (excluding property acquisitions)	$1,025 - $1,125	$1,070 - $1,170
____________________________

(1)	Lease operating and transportation expense (per Boe) is calculated using adjusted transportation and processing costs, a non-GAAP measure. Refer to Non-GAAP Measures at the end of this release.

(2)
General and administrative expense includes approximately $25.0 million of non-cash share-based compensation expense and approximately $20.0 million of estimated termination benefits and retention program expense.

(3)
Approximately 70% of the planned capital investment is focused on projects in the Permian Basin. Drilling, Completion and Equip includes approximately $20.0 million of non-operated well completion costs.

Updated 2018 Quarterly Production Guidance
	1Q 2018	1Q 2018	2Q 2018	3Q 2018	4Q 2018	2018
QEP Resources	Forecast	Actuals	Current Forecast
Oil & condensate production (MMbbl)	4.5 - 4.7	5.0	5.4 - 5.7	5.7 - 6.3	5.4 - 5.9	21.5 - 23.0
Gas production (Bcf)	31.7 - 33.6	35.1	35.2 - 37.3	35.6 - 39.0	29.1 - 33.6	135.0 - 145.0
NGL production (MMbbl)	1.0 - 1.1	0.9	1.1 - 1.2	1.2 - 1.3	1.1 - 1.3	4.25 - 4.75
Total oil equivalent production (MMboe)	10.8 - 11.4	11.7	12.4 - 13.1	12.8 - 14.3	11.3 - 12.8	48.3 - 51.9
Total wells put on production (net)	20	35	45	24	16	120
Total refracs put on production (net)	14	14	10	4	—	28

Permian Basin
Oil & condensate production (MMbbl)	2.0 - 2.1	2.2	2.7 - 2.8	3.0 - 3.3	3.1 - 3.4	11.0 - 11.7
Gas production (Bcf)	1.6 - 1.8	1.9	1.9 - 2.1	2.4 - 2.6	2.5 - 2.7	8.7 - 9.3
NGL production (MMbbl)	0.30 - 0.35	0.3	0.35 - 0.40	0.40 - 0.45	0.42 - 0.47	1.48 - 1.63
Permian Basin equivalent production (MMboe)	2.6 - 2.8	2.8	3.4 - 3.6	3.8 - 4.2	3.9 - 4.3	13.9 -14.8
Permian Basin wells put on production (net)	18	31	33	24	16	104

Operations Summary

	Permian Basin		Williston Basin		Haynesville/Cotton Valley		Uinta Basin
	As of March 31, 2018
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Well Progress
Drilling	20	19.6	1	0.5	2	2.0	—	—

At total depth - under drilling rig	8	7.7	5	5.0	—	—	—	—
Waiting to be completed	15	14.4	2	2.0	—	—	—	—
Undergoing completion	6	6.0	2	2.0	—	—	—	—
Completed, awaiting production	9	9.0	1	1.0	—	—	—	—
Waiting on completion	38	37.1	10	10.0	—	—	—	—

Put on production(1)	31	31.0	—	—	2	2.0	2	2.0
____________________________

(1)	Total wells put on production during the quarter ended March 31, 2018.

Permian Basin

Permian Basin net oil equivalent production averaged approximately 30.9 Mboed (89% liquids) during the first quarter 2018, a record for the Company in the basin, and an 11% increase compared with the fourth quarter 2017 and a 101% increase compared with the first quarter 2017.

In the first quarter 2018, the Company put on production 31 gross-operated horizontal wells, 13 more than originally forecast, in the first quarter 2018 (average working interest 100%) in two, one-half-mile wide drilling spacing units (DSU), one DSU with nine and the other DSU with 22 wells. While the majority of the wells were still in the process of cleaning up at the end of the quarter, early performance suggests the wells are performing at or above expectations, based on their respective well densities. The greater than planned delivery of wells in the first quarter 2018 was due to decreased drilling times and better than forecast completion efficiency. Since entering the Permian Basin in 2014, the Company has achieved an almost three-fold increase in the number of frac stages completed per frac crew per month, with the two crews working for QEP averaging over 355 stages per crew per month during the first quarter 2018. The Company has also reduced drill times (spud to total depth) by more than 25% over the past twelve months.

At the end of the first quarter 2018, the Company had 20 gross-operated horizontal wells in process of being drilled (of which nine had surface casing set, but had no drilling rig present), eight horizontal wells at total depth under drilling rigs (average working interest 96%), 15 horizontal wells waiting to be completed (average working interest 96%), six horizontal wells undergoing completion (average working interest 100%), and nine fully completed horizontal wells awaiting first production, which were part of a tank "pressure wall" (average working interest 100%).

Current QEP-operated drilled and completed authorization for expenditure (AFE) well costs for the Permian Basin are detailed on slide 24 of the April 2018 Investor Presentation.

At the end of the first quarter 2018, the Company had six operated rigs in the Permian Basin.

Slides 9-16 in the April 2018 Investor Presentation depict QEP's acreage and activity in the Permian Basin.

Williston Basin

Williston Basin net oil equivalent production averaged approximately 41.4 Mboed (85% liquids) during the first quarter 2018, a 15% decrease compared with the fourth quarter 2017 and a 23% decrease compared with the first quarter 2017.

The Company completed and returned to production seven gross-operated refracs on South Antelope (average working interest 97%) during the first quarter 2018. None of the seven refracs had reached peak oil rates by the end of the quarter. The Company also plans to complete eight additional refracs on South Antelope during the remainder of 2018. Current average gross QEP-operated Williston Basin refrac costs are approximately $4.8 million per well.

At the end of the first quarter 2018, the Company had one gross-operated horizontal well being drilled (working interest 50%), five horizontal wells at total depth under drilling rigs (average working interest 100%), two gross-operated horizontal wells waiting to be completed (average working interest 100%), two horizontal wells undergoing completion (average working interest 100%), and one fully completed horizontal well awaiting first production (working interest 100%), all on South Antelope.

Current QEP-operated drilled and completed AFE well costs for the Williston Basin are detailed on slide 24 of the April 2018 Investor Presentation.

At the end of the first quarter 2018, the Company had one operated rig in the Williston Basin on South Antelope.

Slides 17-19 in the April 2018 Investor Presentation depict QEP's acreage and activity in the Williston Basin.

Haynesville/Cotton Valley

Haynesville/Cotton Valley net gas equivalent production averaged approximately 286.0 MMcfed (47.7 Mboed) during the first quarter 2018, a 9% increase compared with the fourth quarter 2017 and a 110% increase compared with the first quarter 2017.

The Company put on production two gross operated wells during the first quarter 2018 (average working interest 100%). The first well put on production in the quarter had a peak 24-hour IP rate of 44.4 MMcfed (100% gas) with a lateral length of 9,725 feet. The second well put on production in the quarter had a peak 24-hour IP rate of 38.3 MMcfed (100% gas) with a lateral length of 9,947 feet.

During the quarter the Company completed and returned to production seven QEP-operated refracs, with an average incremental 24-hour rate increase of 14.6 MMcfed (average working interest 99%). The Company expects to refrac approximately six additional net operated wells during 2018.

Current average gross QEP-operated Haynesville refrac costs are approximately $4.9 million per well.

At the end of the first quarter, the Company had one operated rig in Haynesville/Cotton Valley and two gross horizontal wells in the process of being drilled (average working interest 100%).

Slides 20-21 in the April 2018 Investor Presentation depict QEP's acreage and activity in Haynesville/Cotton Valley.

Uinta Basin

Uinta Basin net production averaged approximately 53.6 MMcfed (8.9 Mboed) (23% liquids) during the first quarter 2018, a 2% decrease compared with the fourth quarter 2017 and an 18% decrease compared with the first quarter 2017.

During the first quarter 2018, the Company put on production two gross operated vertical wells (average working interest 100%).

At the end of the first quarter, the Company had no drilling rigs in the Uinta Basin.

Slide 22 in the April 2018 Investor Presentation depicts QEP's acreage and activity in the Uinta Basin.
First Quarter 2018 Results Conference Call

QEP’s management will discuss first quarter 2018 results in a conference call on Thursday, April 26, 2018, beginning at 9:00 a.m. EDT. The conference call can be accessed at www.qepres.com. You may also participate in the conference call by dialing (877) 869-3847 in the U.S. or Canada and (201) 689-8261 for international calls. A replay of the teleconference will be available on the website immediately after the call through May 26, 2018, or by dialing (877) 660-6853 in the U.S. or Canada and (201) 612-7415 for international calls, and then entering the conference ID # 13678506. In addition, QEP’s slides for the first quarter 2018, with updated maps showing QEP’s leasehold and current activity for key operating areas discussed in this release, can be found on the Company’s website.

About QEP Resources, Inc.

QEP Resources, Inc. (NYSE:QEP) is an independent crude oil and natural gas exploration and production company with operations in two regions of the United States: the Northern Region (primarily in North Dakota and Utah) and the Southern Region (primarily in Texas and Louisiana). For more information, visit QEP's website at: www.qepres.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “forecasts,” “plans,” “estimates,” “expects,” “should,” “will” or other similar expressions. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. These forward-looking statements include statements regarding: planned Strategic Initiatives; planned asset divestitures and timing of such divestitures; use of proceeds from sale of assets; factors impacting the timing and amount of purchases under QEP’s share repurchase program; becoming a pure-play Permian Basin company; utilization of QEP’s tank-style completion methodology and anticipated benefits from this methodology; reaching operating cash flow neutrality in 2019; the number and location of drilling rigs to be deployed, wells to be put on production and refracs; increased number of wells to be completed; forecast production amounts and growth and related assumptions; forecast lease operating and transportation expense, depletion, depreciation and amortization expense, general and administrative expense, non-cash share-based compensation expense, termination benefits and retention program expense, production and property taxes, and capital investment for 2018 and related assumptions for such guidance; allocation of capital expenditures; quarterly production guidance and assumptions for such guidance; plans regarding ethane rejection and recovery; and the amount of additional indebtedness QEP could incur and be compliance with loan covenants. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: timing and amount of asset divestitures and share repurchases; changes in oil, gas and NGL prices; liquidity constraints, including those resulting from the cost or unavailability of financing due to debt and equity capital and credit market conditions, changes in QEP’s credit rating, QEP’s compliance with loan covenants, the increasing credit pressure on QEP’s industry or demands for cash collateral by counterparties to derivative and other contracts; market conditions; global geopolitical and macroeconomic factors; the activities of the Organization of Petroleum Exporting Countries; general economic conditions, including interest rates; changes in local, regional, national and global demand for natural oil, gas and NGL; impact of new laws and regulations, including the use of hydraulic fracture stimulation; impact of U.S. dollar exchange rates on oil, gas and NGL prices; elimination of federal income tax deductions for oil and gas exploration and development; guidance for implementation of the Tax Cuts and Jobs Act; actual proceeds from asset sales; actions of activist shareholders; tariffs on products QEP uses in its operations or sells; drilling results; shortages of oilfield equipment, services and personnel; the availability of storage and refining capacity; operating risks such as unexpected drilling conditions; transportation constraints; weather conditions; changes in maintenance, service and construction costs; permitting delays; outcome of contingencies such as legal proceedings; inadequate supplies of water and/or lack of water disposal sources; and the other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission, including the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. QEP undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on the website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

Contact
Investors/Media:
William I. Kent, IRC
Director, Investor Relations
303-405-6665

QEP RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
REVENUES	(in millions, except per share amounts)
Oil and condensate, gas and NGL sales	$409.8	$385.2
Other revenue	5.0	4.0
Purchased oil and gas sales	14.1	30.9
Total Revenues	428.9	420.1
OPERATING EXPENSES
Purchased oil and gas expense	15.5	29.4
Lease operating expense	72.5	69.2
Transportation and processing costs	34.0	70.2
Gathering and other expense	2.8	1.5
General and administrative	60.1	33.6
Production and property taxes	28.9	29.1
Depreciation, depletion and amortization	196.5	191.8
Exploration expenses	—	0.4
Impairment	0.7	0.1
Total Operating Expenses	411.0	425.3
Net gain (loss) from asset sales	3.5	—
OPERATING INCOME (LOSS)	21.4	(5.2)
Realized and unrealized gains (losses) on derivative contracts	(53.2)	160.9
Interest and other income (expense)	(0.7)	0.6
Interest expense	(35.0)	(33.8)
INCOME (LOSS) BEFORE INCOME TAXES	(67.5)	122.5
Income tax (provision) benefit	13.9	(45.6)
NET INCOME (LOSS)	$(53.6)	$76.9

Earnings (loss) per common share
Basic	$(0.22)	$0.32
Diluted	$(0.22)	$0.32

Weighted-average common shares outstanding
Used in basic calculation	240.9	240.2
Used in diluted calculation	240.9	240.3
Dividends per common share	$—	$—

QEP RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2018	December 31, 2017
ASSETS	(in millions)
Current Assets
Cash and cash equivalents	$—	$—
Accounts receivable, net	130.2	142.1
Income tax receivable	4.7	4.9
Fair value of derivative contracts	3.2	3.4
Hydrocarbon inventories, at lower of average cost or net realizable value	2.1	3.6
Prepaid expenses	9.4	10.7
Other current assets	0.2	0.7
Total Current Assets	149.8	165.4
Property, Plant and Equipment (successful efforts method for oil and gas properties)
Proved properties	12,676.1	12,470.9
Unproved properties	1,073.7	1,095.8
Gathering and other	383.4	319.7
Materials and supplies	38.4	37.8
Total Property, Plant and Equipment	14,171.6	13,924.2
Less Accumulated Depreciation, Depletion and Amortization
Exploration and production	6,660.8	6,642.9
Gathering and other	130.6	124.3
Total Accumulated Depreciation, Depletion and Amortization	6,791.4	6,767.2
Net Property, Plant and Equipment	7,380.2	7,157.0
Fair value of derivative contracts	4.5	0.1
Other noncurrent assets	74.1	72.3
TOTAL ASSETS	$7,608.6	$7,394.8

LIABILITIES AND EQUITY
Current Liabilities
Checks outstanding in excess of cash balances	$19.8	$44.0
Accounts payable and accrued expenses	400.9	364.6
Production and property taxes	31.9	31.6
Interest payable	33.4	26.0
Fair value of derivative contracts	116.9	103.6
Asset retirement obligations	10.1	7.5
Total Current Liabilities	613.0	577.3
Long-term debt	2,458.1	2,160.8
Deferred income taxes	504.0	518.0
Asset retirement obligations	200.4	206.6
Fair value of derivative contracts	32.8	31.8
Other long-term liabilities	103.6	102.4
Commitments and contingencies
EQUITY
Common stock – par value $0.01 per share; 500.0 million shares authorized; 240.3 million and 243.0 million shares issued, respectively	2.4	2.4
Treasury stock – 2.6 million and 2.0 million shares, respectively	(39.5)	(34.2)
Additional paid-in capital	1,408.0	1,398.2
Retained earnings	2,336.3	2,442.6
Accumulated other comprehensive income (loss)	(10.5)	(11.1)
Total Common Shareholders' Equity	3,696.7	3,797.9
TOTAL LIABILITIES AND EQUITY	$7,608.6	$7,394.8

QEP RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
OPERATING ACTIVITIES	(in millions)
Net income (loss)	$(53.6)	$76.9
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	196.5	191.8
Deferred income taxes (benefit)	(14.1)	45.6
Impairment	0.7	0.1
Share-based compensation	11.2	6.0
Amortization of debt issuance costs and discounts	1.3	1.5
Bargain purchase gain from acquisition	—	0.4
Net (gain) loss from asset sales	(3.5)	—
Unrealized (gains) losses on marketable securities	0.1	(0.8)
Unrealized (gains) losses on derivative contracts	10.0	(177.3)
Changes in operating assets and liabilities	11.8	5.7
Net Cash Provided by (Used in) Operating Activities	160.4	149.9
INVESTING ACTIVITIES
Property acquisitions	(36.2)	(68.2)
Property, plant and equipment, including exploratory well expense	(370.7)	(177.3)
Proceeds from disposition of assets	33.3	0.2
Net Cash Provided by (Used in) Investing Activities	(373.6)	(245.3)
FINANCING ACTIVITIES
Checks outstanding in excess of cash balances	(24.2)	(3.1)
Proceeds from credit facility	1,068.5	—
Repayments of credit facility	(772.5)	—
Common stock repurchased and retired	(52.8)	—
Treasury stock repurchases	(4.7)	(6.4)
Net Cash Provided by (Used in) Financing Activities	214.3	(9.5)
Change in cash, cash equivalents and restricted cash	1.1	(104.9)
Beginning cash, cash equivalents and restricted cash	23.4	465.4
Ending cash, cash equivalents and restricted cash	$24.5	$360.5

	Production by Region
	Three Months Ended March 31,
	2018	2017	Change
	(in Mboe)
Northern Region
Williston Basin	3,729.7	4,834.0	(23)%
Pinedale	0.1	3,514.9	(100)%
Uinta Basin	804.5	968.3	(17)%
Other Northern	105.4	330.4	(68)%
Total Northern Region	4,639.7	9,647.6	(52)%
Southern Region
Permian Basin	2,782.9	1,389.5	100%
Haynesville/Cotton Valley	4,290.5	2,046.7	110%
Other Southern	11.5	6.5	77%
Total Southern Region	7,084.9	3,442.7	106%
Total production	11,724.6	13,090.3	(10)%

	Total Production
	Three Months Ended March 31,
	2018	2017	Change
Oil (Mbbl)	4,974.0	4,682.7	6%
Gas (Bcf)	35.1	42.3	(17)%
NGL (Mbbl)	904.4	1,355.4	(33)%
Total production (Mboe)	11,724.6	13,090.3	(10)%
Average daily production (Mboe)	130.3	145.4	(10)%

	Prices
	Three Months Ended March 31,
	2018	2017	Change
Oil (per bbl)
Average field-level price	$60.45	$47.35
Commodity derivative impact	(8.91)	(0.43)
Net realized price	$51.54	$46.92	10%
Gas (per Mcf)
Average field-level price	$2.91	$3.18
Commodity derivative impact	0.03	(0.34)
Net realized price	$2.94	$2.84	4%
NGL (per bbl)
Average field-level price	$21.99	$21.36
Commodity derivative impact	—	—
Net realized price	$21.99	$21.36	3%
Average net equivalent price (per Boe)
Average field-level price	$36.04	$29.43
Commodity derivative impact	(3.70)	(1.24)
Net realized price	$32.34	$28.19	15%

	Operating Expenses
	Three Months Ended March 31,
	2018	2017	Change
	(in millions)
Lease operating expense	$72.5	$69.2	5%
Adjusted transportation and processing costs(1)	46.7	70.2	(33)%
Production and property taxes	28.9	29.1	(1)%
	$148.1	$168.5	(12)%

	(per Boe)
Lease operating expense	$6.18	$5.29	17%
Adjusted transportation and processing costs(1)	3.98	5.36	(26)%
Production and property taxes	2.47	2.23	11%
Total production costs	$12.63	$12.88	(2)%
 ____________________________

(1)
Adjusted transportation and processing costs is a non-GAAP measure. The definition and reconciliation of adjusted transportation and processing costs to transportation and processing costs, as presented, are provided within Non-GAAP Measures at the end of this release.

QEP RESOURCES, INC.
NON-GAAP MEASURES
(Unaudited)

Adjusted EBITDA
This release contains references to the non-GAAP measure of Adjusted EBITDA. Management defines Adjusted EBITDA as earnings before interest, income taxes, depreciation, depletion and amortization (EBITDA), adjusted to exclude changes in fair value of derivative contracts, exploration expenses, gains and losses from asset sales, impairment and certain other items. Management uses Adjusted EBITDA to evaluate QEP's financial performance and trends, make operating decisions and allocate resources. Management believes the measure is useful supplemental information for investors because it eliminates the impact of certain nonrecurring, non-cash and/or other items that management does not consider as indicative of QEP's performance from period to period. QEP's Adjusted EBITDA may be determined or calculated differently than similarly titled measures of other companies in our industry, which would reduce the usefulness of this non-GAAP financial measure when comparing our performance to that of other companies.

Below is a reconciliation of Net Income (Loss) (a GAAP measure) to Adjusted EBITDA. This non-GAAP measure should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP.

	Three Months Ended
	March 31,
	2018	2017
	(in millions)
Net income (loss)	$(53.6)	$76.9
Interest expense	35.0	33.8
Interest and other (income) expense	0.7	(0.6)
Income tax provision (benefit)	(13.9)	45.6
Depreciation, depletion and amortization	196.5	191.8
Unrealized (gains) losses on derivative contracts	10.0	(177.3)
Exploration expenses	—	0.4
Net (gain) loss from asset sales	(3.5)	—
Impairment	0.7	0.1
Adjusted EBITDA	$171.9	$170.7

Adjusted Net Income (Loss)

This release contains references to the non-GAAP measure of Adjusted Net Income (Loss). Management defines Adjusted Net Income (Loss) as earnings excluding gains and losses from asset sales, unrealized gains and losses on derivative contracts, asset impairments and certain other items. Management uses Adjusted Net Income (Loss) to evaluate QEP’s financial performance and trends, make operating decisions, and allocate resources. Management believes the measure is useful supplemental information for investors because it eliminates the impact of certain nonrecurring, non-cash and/or other items that management does not consider as indicative of QEP’s performance from period to period. QEP’s Adjusted Net Income (Loss) may be determined or calculated differently than similarly titled measures of other companies in our industry, which would reduce the usefulness of this non-GAAP financial measure when comparing our performance to that of other companies.

Below is a reconciliation of Net Income (Loss) (a GAAP measure) to Adjusted Net Income (Loss). This non-GAAP measure should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP.

	Three Months Ended March 31,
	2018	2017
	(in millions, except earnings per share)
Net income (loss)	$(53.6)	$76.9
Adjustments to net income (loss)
Unrealized (gains) losses on derivative contracts	10.0	(177.3)
Income taxes on unrealized (gains) losses on derivative contracts(1)	(2.1)	65.8
Net (gain) loss from asset sales	(3.5)	—
Income taxes on net (gain) loss from asset sales(1)	0.7	—
Impairment	0.7	0.1
Income taxes on impairment(1)	(0.1)	—
Total after tax adjustments to net income	5.7	(111.4)
Adjusted Net Income (Loss)	$(47.9)	$(34.5)

Earnings (Loss) per Common Share
Diluted earnings per share	$(0.22)	$0.32
Diluted after-tax adjustments to net income (loss) per share	0.02	(0.46)
Diluted Adjusted Net Income per share	$(0.20)	$(0.14)

Weighted-average common shares outstanding
Diluted	240.9	240.3
____________________________

(1)	Income tax impact of adjustments is calculated using QEP’s statutory rate of 20.7% and 37.1% for the three months ended March 31, 2018 and 2017, respectively.

Adjusted Transportation and Processing Costs

This release contains references to the non-GAAP measure of adjusted transportation and processing costs. Management defines adjusted transportation and processing costs as transportation and processing costs presented on the Condensed Consolidated Statements of Operations and transportation and processing costs that are included as part of "Oil and condensate, gas and NGL sales" on the Condensed Consolidated Statements of Operations. These costs are added together to reflect the total operating costs associated with QEP's production. Management believes that this non-GAAP measure is useful supplemental information for investors as it reflects the total production costs required to operate the wells for the period and is a more comparable measure to the operating costs of its peers.

Below is a reconciliation of adjusted transportation and processing costs to transportation and processing costs as presented on the Condensed Consolidated Statements of Operations (a GAAP measure). This non-GAAP measure should be considered by the reader in addition to but not instead of, the financial statements prepared in accordance with GAAP.

	Three Months Ended March 31,
	2018	2017	Change
	(in millions)
Adjusted transportation and processing costs	$46.7	$70.2	$(23.5)
Transportation and processing costs deducted from oil and condensate, gas and NGL sales	(12.7)	—	(12.7)
Transportation and processing costs, as presented	$34.0	$70.2	$(36.2)

	(per Boe)
Adjusted transportation and processing costs	$3.98	$5.36	$(1.38)
Transportation and processing costs deducted from oil and condensate, gas and NGL sales	(1.08)	—	(1.08)
Transportation and processing costs, as presented	$2.90	$5.36	$(2.46)

The following tables present QEP's volumes and average prices for its open derivative positions as of April 20, 2018:

Production Commodity Derivative Swaps
Year	Index	Total Volumes	Average Swap Price per Unit
		(in millions)
Oil sales		(bbls)	($/bbl)
2018 (April through December)	NYMEX WTI	12.7	$52.48
2019	NYMEX WTI	9.5	$52.66
Gas sales		(MMBtu)	($/MMBtu)
2018 (May through December)	NYMEX HH	71.7	$3.00
2018 (July through December)	NYMEX HH	1.8	$3.01
2019	NYMEX HH	43.8	$2.86

Production Commodity Derivative Basis Swaps
Year	Index Less Differential	Index	Total Volumes	Weighted-Average Differential
			(in millions)
Oil sales			(bbls)	($/bbl)
2018 (April through December)	NYMEX WTI	Argus WTI Midland	5.5	$(1.06)
2018 (July through December)	NYMEX WTI	Argus WTI Midland	0.9	$(0.71)
2019	NYMEX WTI	Argus WTI Midland	4.7	$(0.77)
Gas sales			(MMBtu)	($/MMBtu)
2018 (May through December)	NYMEX HH	IFNPCR	4.9	$(0.16)